Exhibit 99.1

                          UNION NATIONAL BANCORP, INC.

FOR IMMEDIATE RELEASE

              Union National Bancorp Announces Plan of Affiliation
                     With Mercantile Bancshares Corporation

January 21, 2000                                           Westminster, Maryland

         K. Wayne Lockard and Virginia W. Smith, Chairman of the Board and President, respectively, of Union National Bancorp and its wholly-owned subsidiary, Union National Bank, together with H. Furlong Baldwin, Chairman, Chief Executive Officer and President of Mercantile Bankshares Corporation, announced that the Boards of Directors of their companies have approved a definitive agreement for the merger of Union National Bank and Westminster Bank and Trust Company, a Mercantile affiliate having ten offices in Carroll County, Maryland.

         The agreement provides for a tax-free exchange of 1.15 shares of Mercantile common stock for each share of common stock of Union National Bancorp, which currently has 1,965,349 shares outstanding plus options for 60,936 shares which may be exercised prior to the closing. Mercantile stock is quoted on the Nasdaq National Market. The transaction is subject to the approval of regulatory authorities and the stockholders of Union National Bancorp and to customary closing conditions.

         Union National Bank was founded in Westminster, Maryland in 1816. With assets at September 30, 1999 of $309 million, it operates nine banking offices in Carroll County.

         Mr. Lockard said "we are pleased to join Westminster Bank with the support of Mercantile's strong organization. Mercantile has a long history of permitting its affiliates to operate in the best interests of their communities, while offering to these communities the advantages derived from a much larger organization. Mercantile understands community banking and is sensitive to the needs of local customers." Five directors of Union National Bancorp will join the Westminster Bank board of directors. It is contemplated that the combined bank will have a new name familiar to its constituency, reflecting the historic strength of the two organizations. Mercantile affiliates exercise considerable autonomy, with the ability to make lending and pricing decisions locally.

         Mr. Baldwin and Ferdinand A. Ruppel, Jr., Chief Executive Officer of Westminster Bank, said Mercantile was pleased to affiliate with a sound respected bank with a strong franchise and good people. Mr. Ruppel added that "this new banking institution will capitalize on the respective strengths of the merging banks. We will be better positioned to serve existing customers and the community at large."

         Mercantile, with assets of $7.9 billion, is a multi-bank holding company headquartered in Baltimore, Maryland. It has 17 banking affiliates with offices in Maryland, the largest of which is Mercantile-Safe Deposit and Trust Company, one banking affiliate in Delaware and three banking affiliates in Virginia.

                                                        Denise L. Baker
                                                        Vice President
                                                        Investor Relations
                                                        410-751-2182